Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DIGITAL MUSIC GROUP, INC.

LONGTAIL ACQUISITION CORP.

DIGITAL RIGHTS AGENCY LLC

TUHIN ROY

and

RAPFOGEL PARTNERS LTD.

Dated as of September 8, 2006

CONFIDENTIAL

INDEX OF DEFINED TERMS

(continued)

2.29	Content Owners, Outlet Channels and Suppliers	27
2.30	Complete Copies of Materials	27
2.31	Representations Complete	27
2.32	Information Statement	27

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB	27

3.1	Organization and Standing	27
3.2	Authority	27
3.3	Consents	28
3.4	Brokers’ and Finders’ Fees	28
3.5	SEC Documents	28
3.6	Shares of Purchaser Common Stock	28
3.7	Board of Directors	29
3.8	Representations Complete	29
3.9	Rule 144	29

ARTICLE IV	ADDITIONAL AGREEMENTS	29

4.1	Confidentiality	29
4.2	Public Disclosure	29
4.3	Additional Documents and Further Assurances	29
4.4	Purchaser Options	29
4.5	Expenses	30
4.6	Tax Filings	30
4.7	Release of Guarantees	31
4.8	Processing and Distribution of Content	31
4.9	Tax Election	32
4.10	Rule 144 Compliance	32

ARTICLE V	CONDITIONS TO THE MERGER	32

5.1	Conditions to Obligations of Each Party to Effect the Merger	32
5.2	Conditions to the Obligations of Purchaser and Merger Sub	32
5.3	Conditions to Obligations of the Company	35

ARTICLE VI	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	35

6.1	Survival of Representations and Warranties	35
6.2	Indemnification	36
6.3	Maximum Payments; Deductible Amount; Remedy	36

ARTICLE VII	GENERAL PROVISIONS	38

7.1	Notices	38
7.2	Amendment	39
7.3	Extension; Waiver	39
7.4	Interpretation	39
7.5	Counterparts	40
7.6	Currency	40
7.7	Entire Agreement; Assignment	40
7.8	Severability	40
7.9	Other Remedies	40
7.10	Power of Attorney	40

-ii-

CONFIDENTIAL

INDEX OF DEFINED TERMS

(continued)

7.11	Governing Law; Exclusive Jurisdiction	40
7.12	Rules of Construction	41
7.13	Waiver of Jury Trial	41
7.14	Arbitration	41

ARTICLE VIII	DEFINITIONS	42

8.1	Definitions	42

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 8, 2006 by and among Digital Music Group, Inc., a Delaware corporation (“Purchaser”), Longtail Acquisition Corp., a California corporation (“Merger Sub”), Digital Rights Agency LLC, a California limited liability company (the “Company”), and Tuhin Roy and Rapfogel Partners Ltd., a Texas limited partnership (each, a “Substantial Member”). Certain capitalized terms used but not otherwise defined herein are defined in Article VIII hereof.

RECITALS

A. The Board of Directors of Purchaser believe it is advisable and in the best interests of Purchaser and its stockholders that Purchaser acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”), following which the surviving entity will be a wholly-owned subsidiary of Purchaser, and, in furtherance thereof, the Board of Directors of Purchaser has approved this Agreement and the Merger and directed the officers of Purchaser to execute and deliver this Agreement.

B. The members of the Company as of the date hereof (the “Members”) have approved and adopted this Agreement and the Merger and approved the execution and delivery of this Agreement by the Company.

C. The Members are the owners of and have good and valid title to all of the outstanding units of membership interest in the Company (the “Company Units”), free and clear of any legal or equitable encumbrances.

D. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding Company Units shall be converted into the right to receive the cash and shares of Purchaser’s common stock payable at closing and upon the occurrence of certain future events as set forth herein.

E. The Company and the Substantial Members, on the one hand, and Purchaser and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Purchaser to enter into this Agreement, (i) each of the Substantial Members is entering into a Non-Competition and Non-Solicitation Agreement, each in the form attached hereto as Exhibit A (the “Non-Competition Agreements”), with Purchaser, (ii) Tuhin Roy is entering into an employment agreement in the form attached hereto as Exhibit B (the “TR Employment Agreement”) with Purchaser, (iii) Tuhin Roy is entering into a lock-up agreement in the form attached hereto as Exhibit C-1 (the “TR Lock-Up Agreement”), whereby he will agree to certain restrictions on the sale or transfer of shares of Purchaser common stock by him, (iv) Rapfogel Partners Ltd. is entering into a lock-up agreement in the form attached hereto as Exhibit C-2 (the “RP Lock-Up Agreement”), whereby it will agree to certain restrictions on the sale or transfer of shares of Purchaser common stock by it, and (v) each of the Members is entering into, or will enter into prior to the payment of any consideration as contemplated herein, a Member Representation Statement, in the form attached hereto as Exhibit D (a “Member Representation Statement”).

AGREEMENT

In consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of California and the Beverly-Killea Limited Liability Company Act, Merger Sub and the Company shall be merged, the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the surviving entity, in the form of a corporation, and as a wholly-owned subsidiary of Purchaser. The surviving entity after the Merger shall be the “Surviving Entity.”

1.2 Effective Time. The closing of the Merger (the “Closing”) will take place concurrent with the execution and delivery hereof by the parties hereto, subject to the satisfaction or waiver of the conditions set forth in Article V hereof, at the offices of Hayden Bergman Rooney, Professional Corporation, counsel to Purchaser, at 11:00 a.m., local time, at 150 Post Street, Suite 650, San Francisco, California, unless another time or place is agreed upon in writing by Purchaser and the Company (such closing date is referred to in this Agreement as the “Closing Date”). On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger, in substantially the form attached hereto as Exhibit E, with the Secretary of State of the State of California (the “Agreement of Merger”), in accordance with the applicable provisions of California Law (the time of filing with the Secretary of State of the State of California shall be referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the General Corporation Law of the State of California and the Beverly-Killea Limited Liability Company Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

1.4 Articles of Incorporation and Bylaws.

(a) Unless otherwise determined by Purchaser prior to the Effective Time, the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall become the articles of incorporation of the Surviving Entity at and as of the Effective Time, until thereafter amended in accordance with the General Corporation Law of the State of California and as provided in such articles of incorporation, provided that at the Effective Time, Article I of such articles of incorporation of the Surviving Entity shall be amended and restated in its entirety to read as follows: “The name of the corporation is Digital Rights Agency, Inc.”

(b) Unless otherwise determined by Purchaser prior to the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Entity at and as of the Effective Time, until thereafter amended in accordance with the General Corporation Law of the State of California and as provided in the articles of incorporation of the Surviving Entity and such bylaws.

1.5 Directors and Officers.

(a) Directors. Unless otherwise determined by Purchaser prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be and remain the directors of the Surviving Entity immediately after the Effective Time, each to hold the office of a director of the Surviving Entity in accordance with the provisions of the General Corporation Law of the State of California, the articles of incorporation and bylaws of the Surviving Entity until their successors are duly elected and qualified, or until their earlier resignation or removal; provided that Tuhin Roy shall be appointed a director of the Surviving Entity effective following the Effective Time.

(b) Officers. Unless otherwise determined by Purchaser prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be and remain the officers of the Surviving Entity immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Entity; provided that Tuhin Roy shall be appointed President of the Surviving Entity effective following the Effective Time.

1.6 Effect of Merger on the Capitalization of the Constituent Corporations.

(a) Consideration to be Paid.

(i) At and as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of Company Units, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, each outstanding Company Unit (other than any Dissenting Unit) shall be cancelled and extinguished and be converted automatically into the right to receive the following:

(1) Closing Date Payment. Payable upon the Closing in accordance with Section 1.8(b) hereof:

a) an amount of cash (without interest) equal to the quotient obtained by dividing (x) the Total Closing Cash Consideration, by (y) the Total Outstanding Company Units; and

b) a number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (x) the Total Closing Stock Consideration, by (y) the Total Outstanding Company Units.

(2) Earn-Out Payment. Payable upon the occurrence of those events specified in Section 1.8(c) hereof:

a) an amount of cash (without interest) equal to the quotient obtained by dividing (x) the Total Cash Earn-Out Consideration, by (y) the Total Outstanding Company Units; and

b) a number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (x) the Total Earn-Out Stock Consideration, by (y) the Total Outstanding Company Units.

(ii) No Company Unit shall be deemed to be outstanding or to have any rights other than those set forth in Section 1.6(a)(i) hereof after the Effective Time.

(b) Cancellation of Company-Owned Units. Each Company Unit held by the Company or any direct or indirect Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished as of the Effective Time.

(c) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Entity. Each stock certificate of Merger Sub evidencing ownership of any such shares of common stock of Merger Sub shall thereafter evidence ownership of such shares of common stock of the Surviving Entity.

(d) Adjustments to Per Share Merger Consideration. The consideration described in Section 1.6(a)(i) hereof, and any other applicable numbers or amounts shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Units), reorganization, recapitalization, reclassification or other like change with respect to Company Units occurring or having a record date on or after the date hereof and prior to the Effective Time.

1.7 Dissenting Units.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any Company Units held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights under the Beverly-Killea Limited Liability Company Act (“Dissenting Units”) shall not be converted into or represent a right to receive the consideration for Company Units set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by the Beverly-Killea Limited Liability Company Act.

(b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Units shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the Beverly-Killea Limited Liability Company Act, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Units, as applicable, set forth in Section 1.6 hereof, without interest thereon, and subject to the provisions of Section 1.8, upon surrender of such Company Units.

(c) The Company shall give Purchaser (i) prompt notice of any written notice of intent to demand appraisal under the Beverly-Killea Limited Liability Company Act or demand for appraisal under the Beverly-Killea Limited Liability Company Act received by the Company, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands and shall not provide an estimate of fair value without Purchaser’s prior review and comment. Notwithstanding the foregoing, to the extent that Purchaser or the Company (A) makes any payment or payments in respect of any Dissenting Units in excess of the consideration that otherwise would have been payable in respect of such Company Units in accordance with this Agreement or (B) incurs any other costs or expenses in respect of any Dissenting Units (excluding payments for such Company Units) (together “Dissenting Unit Payments”), Purchaser shall be entitled to recover under the terms of Article VI hereof the amount of such Dissenting Unit Payments.

1.8 Mechanics of Exchange.

(a) Stock Certificates for Closing Stock Consideration. As promptly as practicable after the Effective Time, Purchaser shall submit to Purchaser’s transfer agent a request for certificates representing the shares of Purchaser Common Stock issuable pursuant to Section 1.6(a)(i)(1) hereof at the Closing Date.

(b) Exchange Procedures for Closing Consideration. On or following the Closing Date, each Member shall execute and deliver to the Exchange Agent a letter of transmittal in the form attached as Exhibit F hereto (the “Letter of Transmittal”) or such other instruments of transfer as may be reasonably requested by the Exchange Agent for purposes of surrendering the Member’s Company Units for cancellation. Upon delivery of the Letter of Transmittal and such other documents to the Exchange Agent, a Member shall be entitled to receive from the Exchange Agent in exchange for the Company Units so submitted for exchange and cancellation, (i) by check or wire transfer in immediately available funds in accordance with the instructions of such Member set forth in the Spreadsheet, an amount of cash equal to the portion of the Total Closing Cash Consideration payable to such Member in exchange for such Member’s Company Units pursuant to Section 1.6(a)(i)(1)(a) hereof, and (ii) as soon as available to Purchaser (and in any event within 10 days of the later of the Closing Date and such Member’s delivery of the validly executed Letter of Transmittal), a certificate representing the number of shares of Purchaser Common Stock equal to the portion of the Total Closing Stock Consideration issuable to such Member pursuant to Section 1.6(a)(i)(1)(b) hereof, plus any cash payable in lieu of a fractional share pursuant to Section 1.8(f) hereof. Until the submission of those transfer documents referenced in the foregoing, each outstanding Company Unit will be deemed for all corporate purposes to evidence only the right to receive the consideration into which such Company Units shall be so exchanged.

(c) Payment of Earn-Out Consideration.

(i) Subject to Section 1.8(c)(ii), within ten (10) Business Days of the filing with the SEC of Purchaser’s Annual Report on Form 10-K that includes the audited consolidated financial statements of Purchaser for the 2007 fiscal year, Purchaser shall deliver, or cause to be delivered by the Exchange Agent, to each Member who held Company Units immediately prior to the Closing as reflected in the Spreadsheet, and who has delivered a Letter of Transmittal and those other documents of transfer referenced in Section 1.8(b) hereof, (i) by check or wire transfer in immediately available funds in accordance with the instructions of such Member set forth in the Spreadsheet, an amount of cash equal to the portion of the Total Earn-Out Cash Consideration payable to such Member pursuant to Section 1.6(a)(i)(2)(a) hereof, and (ii) a certificate representing the number of shares of Purchaser Common Stock equal to the portion of the Total Earn-Out Stock Consideration issuable to such Member pursuant to Section 1.6(a)(i)(2)(b) hereof, plus any cash payable in lieu of a fractional share pursuant to Section 1.8(f) hereof.

(ii) The calculation of Digital Distribution Revenue and Net Channel Revenue shall be made reasonably and in good faith by Purchaser and submitted to the Member Representative within ten (10) Business Days of the filing with the SEC of Purchaser’s Annual Report on Form 10-K that includes the audited consolidated financial statements of Purchaser for the year ending December 31, 2007, and in no event later than April 30, 2008. In the event the Member Representative disagrees with the calculation of Digital Distribution Revenue or Net Channel Revenue, the Member Representative shall submit a notice of dispute to the Board of Directors of Purchaser at any time prior to the payment by Purchaser of the Total Earn-Out Cash Consideration or Total Earn-Out Stock Consideration pursuant to Section 1.8(c)(i) hereof. Purchaser and the Member Representative shall attempt in good faith to resolve any disagreement regarding the calculation of Digital Distribution Revenue or Net Channel Revenue within twenty (20) Business Days of the submission by the Member

Representative of such notice of dispute. If Purchaser and the Member Representative are unable to resolve such dispute within such 20 Business Day period, then Purchaser and the Member Representative shall submit such disagreement to a mutually agreeable independent accounting firm to audit Purchaser’s calculations (or, if the parties cannot agree upon an independent accounting firm, they shall select an independent accounting firm by lot from among the four largest accounting firms in the United States; provided that the firm so chosen by lot shall not at such time be performing, or have performed during the preceding three (3) years, services for Purchaser or the Company). The determination of such independent accounting firm shall be (i) delivered in writing within ninety (90) days of submission, (ii) made in accordance with GAAP, and (iii) non-appealable and incontestable by the parties hereto. In the event the calculation of Digital Distribution Revenue and Net Channel Revenue is not increased by more than seven and one-half percent (7.5%) as a result of the audit report, the Members shall bear the entire cost of the independent accounting firm; otherwise, Purchaser shall bear such cost. In the event of any dispute regarding the calculation of Digital Distribution Revenue or Net Channel Revenue, Purchaser’s obligation to pay the earnout consideration pursuant to Section 1.8(c)(i) with respect to that portion of the revenues in dispute shall be stayed until the resolution of such dispute by agreement of the parties or the delivery of the report of the independent accounting firm, as applicable. Purchaser shall make available to the Member Representative and such accountants as may be retained by the Member Representative on behalf of the Members, during normal business hours upon reasonable notice to Purchaser at any time (A) following Purchaser’s delivery of its calculation of Digital Distribution Revenue and Net Channel Revenue pursuant hereto and prior to the payment of the Total Earn-Out Cash Consideration or Total Earn-Out Stock Consideration, and (B) during the pendency of any dispute under this Section 1.8(c)(ii), the internal work papers of Purchaser and back-up materials, including the applicable portions of the books and records of Purchaser, used in preparing Purchaser’s calculation of Digital Distribution Revenue and Net Channel Revenue.

(d) Transfers of Ownership. If any consideration is to be disbursed pursuant to this Section 1.8 to a Person other than the Person whose name is reflected on the records of the Company as holding the Company Units surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the Company Units so surrendered will include a proper endorsement and otherwise be in proper form for transfer and that the Person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(e) Private Placement of Shares. The shares of Purchaser Common Stock issuable hereunder shall be issued in a private placement in accordance with applicable federal and state securities laws and will not be registered for resale under the Securities Act.

(f) No Fractional Shares. No certificates representing fractional shares of Purchaser Common Stock shall be issued in connection with the Merger. In lieu of any such fractional shares, each Member shall be paid an amount in cash, without interest, rounded up to the nearest cent, determined by multiplying the closing trading price of the Purchaser Common Stock on the NASDAQ Global Market on the trading day immediately prior to the Closing Date, or the date of payment of the earn-out payment pursuant to Section 1.3(b), as applicable, by the fractional amount of a share to which the Member would otherwise be entitled to receive.

(g) Purchaser Warrant. In addition, at the Closing, Purchaser shall execute and deliver to Tuhin Roy a warrant to purchase a total of 150,000 shares of Purchaser Common Stock in the form attached hereto as Exhibit G (the “Warrant Agreement”).

1.9 No Assumption of Company Options or Warrants.

(a) No outstanding options, warrants or other rights to acquire Company Units, if any (whether vested or unvested), shall be assumed by Purchaser as a result of the Merger, and at the Closing, each such outstanding option, warrant or other right to acquire Company Units, if any, will by virtue of the Merger, and without any further action on the part of any holder thereof, be cancelled and extinguished.

(b) Prior to the Closing, and subject to the review and approval of Purchaser, the Company shall take all action necessary to effect the transactions anticipated by this Section 1.9 under all options, warrants and other rights to acquire Company Units or under any other plan or arrangement of the Company (whether written or oral, formal or informal).

1.10 Member Loans. In the event that any Member has outstanding loans from the Company as of the Closing, any cash consideration payable to such Member pursuant to Section 1.6 shall be reduced by an amount equal to the sum of the outstanding principal plus all accrued interest and any prepayment fees of such Member’s loans as of the Closing Date. Such loans shall be satisfied as to the amount by which the cash consideration is reduced pursuant to this Section 1.10. To the extent the consideration payable to such Member is so reduced, such amount shall be treated for all purposes under this Agreement as having been paid to such Member.

1.11 No Further Ownership Rights in Company Units. The cash and stock consideration paid in respect of the surrender for exchange of Company Units in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such Company Units, and there shall be no further registration of transfers on the records of the Company of Company Units which were outstanding immediately prior to the Closing.

1.12 Withholding Taxes. Purchaser shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Units such amounts as are required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.13 Taking of Necessary Action; Further Action. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Purchaser and the Surviving Entity and the officers thereof are fully authorized in the name of their respective corporations or otherwise to take, and will use all commercially reasonable efforts to take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

AND THE SUBSTANTIAL MEMBERS

The Company and each of the Substantial Members hereby jointly and severally represent and warrant to Purchaser, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers; provided that any information disclosed under any section, subsection, paragraph or subparagraph number shall be deemed to be disclosed and incorporated into any other section, subsection, paragraph or subparagraph number where such disclosure would be readily apparent on its face) supplied by the Company and the Substantial Members to Purchaser (the “Disclosure Schedule”) and dated as of the date hereof, as follows:

2.1 Organization of the Company.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated by the Company to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary. The Company has delivered a true and correct copy of its articles of organization, as amended to date, and operating agreement, as amended to date (the “Company Operating Agreement”), each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Purchaser. The Members of the Company have not approved or proposed any amendment to any of the Charter Documents.

(b) Section 2.1(b) of the Disclosure Schedule lists the officers of the Company and its Subsidiary as of the date hereof, if any.

(c) Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company or its Subsidiary has Employees or facilities or otherwise conducts its business.

2.2 Company Capital Structure.

(a) The Company has authorized 1,000 Company Units for issuance, of which 1,000 Company Units are issued and outstanding. The Company Units are held by the Persons with the domicile addresses and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule. All outstanding Company Units are duly authorized, validly issued, fully paid and non-assessable and are not subject to any right of repurchase, vesting conditions or preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. All outstanding Company Units have been issued or repurchased (in the case of Company Units that were outstanding and repurchased by the Company or any Member of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of Company Units that were outstanding and repurchased by the Company or any Member of the Company) in accordance with any right of first refusal or similar right or limitation known to the Company. Other than Third Party Expenses of the Company, neither Purchaser nor the Company will suffer or incur any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense relating to the ownership of the Company Units or the exchange thereof pursuant hereto. The Company has no obligation to repurchase any Company Units. No Member has withdrawn from the Company in whole or in part or exercised any right to withdraw its interest in the Company’s assets, and the Company has not received notice that any Member intends to exercise such rights. There are no declared or accrued but unpaid distributions with respect to any Company Units. The Company has no other membership interests authorized, issued or outstanding.

(b) Section 2.2(b) of the Disclosure Schedule sets forth for all holders of Company Unvested Units, the name of the holder of such Company Unvested Units, the repurchase price of such Company Unvested Units, the date of purchase of such Company Unvested Units and the vesting schedule for such Company Unvested Units, including the extent vested to date, whether the vesting of such Company Unvested Units is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events.

(c) Neither the Company nor its Subsidiary has ever ever adopted, sponsored or maintained any unit option plan or any other plan or agreement providing for equity compensation to any Person.

(d) There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or its Subsidiary is a party or by which the Company or its Subsidiary is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Units or any other voting or economic or other interest in the Company, or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized unit appreciation, phantom unit, profit participation, or other similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting interests of the Company. Other than the Company Operating Agreement, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Units. As a result of the Merger, Purchaser will be the sole record and beneficial holder of all issued and outstanding Company Units and all rights to acquire or receive any membership interest in the Company, whether or not such interests are outstanding.

(e) The allocation of the consideration payable by Purchaser in exchange for the Company Units under the terms of this Agreement does not conflict with the Charter Documents.

(f) The information contained in the Spreadsheet shall be complete and correct as of the Closing Date.

2.3 Subsidiaries. Other than Digital Rights Agency Limited, a private limited company organized under the laws of England and Wales (the “Subsidiary”), of which the Company owns (of record and beneficially) all of the issued and outstanding ordinary shares, the Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or controls, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. The Company has not agreed or is obligated to make any future investment in or capital contribution to any Person.

2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and the Merger have been approved by the requisite Members of the Company. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

2.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents or the organizational documents of its Subsidiary, as amended, (ii) any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument or commitment, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which the Company or its Subsidiary is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its Subsidiary or any of their respective properties or assets (whether tangible or intangible). Section 2.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, the Company and its Subsidiary, as the case may be, under such Contracts from and after the Closing. Following the Closing and pursuant to the terms of those Contracts to which the Company is a party as of the Closing, the Company will be permitted to exercise all of its rights under such Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiary, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.6 Governmental Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by, or with respect to, the Company or its Subsidiary, or the Members, in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or a Member is a party or the consummation of the transactions contemplated hereby and thereby, except for the filing of the Agreement of Merger with the Secretary of State of the State of California.

2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company’s (i) audited balance sheets as of December 31, 2004, and December 31, 2005, respectively, and the related consolidated statements of income, cash flow and members’ equity for the respective years then ended, with all required footnotes (the “Company Historic Financial Statements”), together with the unqualified audit report of Perry-Smith LLP, independent registered public accountants, with respect to such financial statements (which audit shall have been conducted at the expense of the Company), and (ii) unaudited balance sheet as of June 30, 2006 (the “Balance Sheet Date”), and the related consolidated statements of income, cash flow and members’ equity for the 6-month period ending June 30, 2006 (together with the Company Historic Financial Statements, the “Financials”). The Company Historic Financial Statements have been audited by Perry-Smith LLP, independent registered public accountants, are in the format determined as appropriate by Perry-Smith LLP, and have been determined by Perry-Smith LLP to be sufficient to meet the public reporting requirements of Purchaser. The Financials are true and correct in all material respects and present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Company’s unaudited balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

2.8 Internal Controls. (i) Neither the Company, its Subsidiary, nor any of their Employees has identified or been made aware of any fraud, whether or not material, that involves the management of the Company or its Subsidiary or Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiary, and (ii) neither the Company nor its Subsidiary has been advised by Perry-Smith LLP or any other independent auditors or accountants of any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or its Subsidiary.

2.9 No Undisclosed Liabilities; Guarantees. Neither the Company nor its Subsidiary has any liability, indebtedness, obligation, unpaid expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except for those which (i) have been recorded in the Current Balance Sheet, or (ii) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and prior to the date hereof. All outstanding indebtedness of the Company may be prepaid without penalty. Set forth on Section 2.9 of the Disclosure Schedule are all leases and indebtedness of the Company that have been guaranteed by any of the Members and the name of the guaranteeing Member(s), together with a brief summary describing the nature of each such guarantee.

2.10 No Changes. Since the Balance Sheet Date, there has not been, occurred or arisen, other than in connection with this Agreement and the Merger, any:

(a) transaction by the Company or its Subsidiary except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) modifications, amendments or changes to the Charter Documents or the organizational documents of the Subsidiary;

(c) capital expenditure or capital commitment exceeding $10,000 individually or $50,000 in the aggregate;

(d) other than the payment of Third Party Expenses, payment, discharge, waiver or satisfaction, in any amount in excess of $5,000 in any one case, or $10,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or its Subsidiary), other than payments, discharges or satisfactions in the ordinary course of business of liabilities recorded or reserved against in the Current Balance Sheet;

(e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company or its Subsidiary (whether or not covered by insurance);

(f) employment dispute, including claims or matters raised by any individual, Governmental Entity, or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company or its Subsidiary;

(g) adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or its Subsidiary;

(h) adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(i) revaluation by the Company or its Subsidiary of any of their assets (whether tangible or intangible), including writing down the value of intangible assets or writing off notes or accounts receivable;

(j) declaration, setting aside or payment of any distribution (whether in cash or property) in respect of any Company Units, any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for Company Units, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any Company Units (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except (i) in accordance with the agreements evidencing Company Unvested Units, and (ii) a cash distribution in an amount equal to up to forty-five percent (45%) of the estimated net taxable income (within the meaning of Section 703 of the Code and any comparable provision of California law) from operations of the Company for the period beginning on January 1, 2006 and ending on the Closing Date; provided that (A) for purposes hereof the net taxable income of the Company shall not include any income arising on account of the Merger or the other transactions contemplated hereunder; (B) income and expenses of the Company for any period beginning prior to the Closing Date and ending after the Closing Date shall be allocated using such reasonable method, consistently applied, as the Company, with the approval of Purchaser, may select; and (C) Purchaser shall have reviewed and approved of the calculation of such estimated net taxable income of the Company prior to any such distribution by the Company;

(k) (i) increase in or other change to the salary or other compensation payable or to become payable by the Company or its Subsidiary to any of their officers, employees, consultants or advisors, (ii) the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company or its Subsidiary of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person, other than the declaration and payment of up to an aggregate of $20,850 of bonuses payable to the Company’s employees employed as of May 8, 2006 pursuant to the Company’s 2006 Bonus Policy memorandum, or (iii) adoption or amendment of any Company Employee Plan, or execution or amendment of any Employee Agreement;

(l) agreement, contract, covenant, instrument, lease, license or commitment to which the Company or its Subsidiary is a party or by which it or any of its assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company or its Subsidiary is a party or by which it or any of their assets is bound, other than pursuant to the Company’s Standard Form of Agency Agreement;

(m) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company or its Subsidiary, including the sale of any accounts receivable of the Company or its Subsidiary, or any creation of any security interest in such assets or properties;

(n) loan by the Company or its Subsidiary to any Person, or purchase by the Company or its Subsidiary of any debt securities of any Person or amendment to the terms of any outstanding loan agreement;

(o) incurring by the Company or its Subsidiary of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company or its Subsidiary of any additional indebtedness, issuance or sale of any debt securities of the Company or its Subsidiary or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(p) waiver or release of any right or claim of the Company or its Subsidiary, including any write-off or other compromise of any account receivable of the Company or its Subsidiary;

(q) commencement or settlement of any lawsuit by the Company or its Subsidiary, the commencement, settlement, notice or threat of any lawsuit or proceeding or other investigation against the Company or its Subsidiary or relating to any of its businesses, properties or assets, or any reasonable basis for any of the foregoing;

(r) notice of any claim or potential claim of ownership, interest or right by any Person other than the Company or its Subsidiary of the Company Intellectual Property owned by or developed or created by the Company or its Subsidiary or of the Content, or of infringement by the Company or its Subsidiary of any other Person’s Intellectual Property or rights to music or other content;

(s) issuance, grant, delivery, sale or purchase, or proposal, contract or agreement to issue, grant, deliver, sell or purchase, by the Company or its Subsidiary, of any Company Units or securities convertible into, or exercisable or exchangeable for, Company Units, or any subscriptions, warrants, options, rights or securities to acquire any of the foregoing;

(t) other than in the ordinary course of business, (i) sale, lease, license or transfer of any Content or execution, modification or amendment of any agreement with respect to Content with any Person, or (ii) purchase or license of any music or other content or execution, modification or amendment of any agreement with respect to the music or other content of any Person, (iii) agreement or modification or amendment of an existing agreement with any Channel Outlet, or (iv) change in pricing set or charged by the Company or its Subsidiary for the license, purchase or use of the Content or in pricing or royalties set or charged by Persons who have conveyed Content to the Company or its Subsidiary;

(u) event or condition of any character that has had a Company Material Adverse Effect, other than an event generally affecting Purchaser and other participants in the digital distribution market;

(v) purchase or sale of any interest in real property, granting of any security interest in any real property or lease, license, sublease or other occupancy of any Leased Real Property or other real property by the Company or its Subsidiary;

(w) acquisition by the Company or its Subsidiary or agreement by the Company or its Subsidiary to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company or its Subsidiary;

(x) execution of any strategic alliance, affiliate or joint marketing arrangement or agreement by the Company or its Subsidiary;

(y) any action to accelerate the vesting schedule of any Company Unvested Units;

(z) hiring, promotion, demotion or termination or other change to the employment status or title of any Employees;

(aa) cancellation, amendment or renewal of any insurance policy of the Company or its Subsidiary; or

(bb) agreement by the Company or its Subsidiary, or any officer or employees on behalf of the Company or its Subsidiary, to do any of the things described in the preceding clauses (a) through (aa) of this Section 2.10 (other than negotiations with Purchaser and the Members and their representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

2.11 Accounts Receivable.

(a) Set forth in Section 2.11 of the Disclosure Schedule is a list of all accounts receivable of the Company and its Subsidiary as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

(b) All of the accounts receivable of the Company and its Subsidiary as of the Balance Sheet Date and all of the accounts receivable of the Company as of the date hereof, consisting of amounts due to the Company and its Subsidiary for sales occurring prior to the date hereof, arose in the ordinary course of business, are not subject to any valid set-off or counterclaim, do not represent obligations for goods or services subject to any repurchase or return arrangement and are collectible in full except to the extent of reserves therefor set forth in the Current Balance Sheet. No Person has any Lien on any accounts receivable of the Company and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or its Subsidiary.

2.12 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.12(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.12(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) The Company and its Subsidiary have (a) prepared and timely filed all required federal, state, provincial, local, municipal and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its Subsidiary or their operations and such Returns are true and correct and have been completed in accordance with applicable law and (b) timely paid all Taxes they are required to pay.

(ii) The Company and its Subsidiary have withheld with respect to the Employees and other third parties, all federal, state and foreign Taxes required to be withheld, and, to the extent required, have timely paid such Taxes withheld over to the appropriate authorities.

(iii) Neither the Company nor its Subsidiary has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed in writing against the Company or its Subsidiary, nor has the Company or its Subsidiary executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company or its Subsidiary is presently in progress, nor has the Company or its Subsidiary been notified of any request for such an audit or other examination.

(v) Neither the Company nor its Subsidiary have any liabilities for unpaid Taxes for any period or portion of any period ending on or before the Balance Sheet Date which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company and its Subsidiary have not incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business.

(vi) There are (and immediately following the Closing there will be) no Liens on the assets of the Company or its Subsidiary relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or its Subsidiary.

(vii) Neither the Company nor its Subsidiary is a party to any Tax sharing, indemnification or allocation agreement nor does the Company or its Subsidiary owe any amount under any such agreement.

(viii) The Company has not filed any election to be taxed as a corporation in any jurisdiction.

(ix) All Taxes on net income of the Company for any period ending on or prior to the Closing Date are allocable to the members of the Company, and neither the Company nor Purchaser shall be liable for any Taxes on the net income of the Company for any such period, other than the annual limited liability company tax under California law.

(c) Executive Compensation Tax. There is no Contract to which the Company or its Subsidiary is a party, including the provisions of this Agreement, covering any employee or former employee of the Company or its Subsidiary, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

2.13 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or its Subsidiary is a party or otherwise binding upon the Company or its Subsidiary which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or its Subsidiary, any acquisition of property (tangible or intangible) by the Company or its Subsidiary, the conduct of business by the Company or its Subsidiary, or otherwise limiting the freedom of the Company or its Subsidiary to engage in any line of business or to compete with any Person.

2.14 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) Neither the Company nor its Subsidiary owns or has ever owned any real property. Section 2.14(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or its Subsidiary or otherwise used or occupied by the Company or its Subsidiary for the operation of their businesses (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right, the aggregate future rental payments (by year) payable thereunder.

(b) Set forth in Section 2.14(b) of the Disclosure Schedule is a true, correct and complete copy of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). There are no other Lease Agreements for real property affecting the Leased Real Property or to which Company or its Subsidiary is bound, other than those identified in Section 2.14(b) of the Disclosure Schedule. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default, past due payment of rent, or event of default (or event which with notice or lapse of time, or both, would constitute a default). Neither the Company nor its Subsidiary has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any Person of any such Lease Agreement or the rights of the Company or its Subsidiary to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company and its Subsidiary currently occupy all of the Leased Real Property for the operation of their business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor its Subsidiary owes brokerage commissions or finders fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(c) The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. The operation of the Company and its Subsidiary on the Leased Real Property does not, nor does such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

(d) The Company or its Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(e) Section 2.14(e) of the Disclosure Schedule lists each item of equipment owned or leased by the Company or its Subsidiary having a replacement cost of more than $10,000 or that is not readily available for purchase in the ordinary course without undue delay or effort. The Company’s equipment is (i) adequate for the conduct of the business of the Company and its Subsidiary as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(f) The Company and its Subsidiary have sole and exclusive ownership, free and clear of any Liens, of all lists of actual and potential Content providers and Channel Outlets of the Company or its Subsidiary. No person other than the Company or its Subsidiary possesses any claims or rights with respect to use of such information.

2.15 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media; provided that for purposes of this Section 2.15, Intellectual Property shall not be deemed to include Content.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable); provided that for purposes of this Section 2.15, Intellectual Property Rights shall not be deemed to include any rights relating to Content.

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company or its Subsidiary.

“Registered Intellectual Property” shall mean Intellectual Property and Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.

(b) Section 2.15(b) of the Disclosure Schedule lists (i) all Registered Intellectual Property owned by, or filed in the name of, the Company or its Subsidiary (the “Company Registered Intellectual Property”) and (ii) any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved.

(c) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by the Company or its Subsidiary within 120 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property. In each case in which the Company or its Subsidiary has acquired any Intellectual Property Rights from any Person, the Company or its Subsidiary, as applicable, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or its Subsidiary, as applicable, and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company or its Subsidiary, as applicable, has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(d) All Company Intellectual Property will be fully transferable, alienable or licensable by the Surviving Entity without restriction and without payment of any kind to any third party.

(e) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.15(b) of the Disclosure Schedule, and all Intellectual Property licensed to the Company or its Subsidiary, is free and clear of any Liens other than those set forth on Section 2.15(e) of the Disclosure Schedule. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.

(f) To the extent that any Intellectual Property has been developed or created independently or jointly by any Person other than the Company or its Subsidiary for which the Company or its Subsidiary has, directly or indirectly, provided consideration for such development or creation, the Company or its Subsidiary, as applicable, has a written agreement with such Person with respect thereto, and the Company or its Subsidiary, as applicable, thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights, including all author or moral rights.

(g) Neither the Company nor its Subsidiary has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other Person or (ii) permitted the rights of the Company or its Subsidiary in such Company Intellectual Property to enter into the public domain.

(h) All Intellectual Property used in or necessary to the conduct of the business of the Company or its Subsidiary as presently conducted or currently contemplated to be conducted by the Company was created solely by either (i) employees of the Company acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.

(i) Other than the licenses set forth on Section 2.15(i) of the Disclosure Schedule, the Company Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights used in or necessary to, or that would otherwise be infringed by, the conduct of the business of the Company or its Subsidiary as it currently is conducted, including the design, development or use of any technology or service (including technology or services currently under development).

(j) Section 2.15(j) of the Disclosure Schedule lists all Contracts to which the Company or its Subsidiary is a party with respect to any Intellectual Property and Intellectual Property Rights.

(k) No third party that has licensed Intellectual Property or Intellectual Property Rights to the Company or its Subsidiary has ownership rights or license rights to improvements or derivative works made by the Company or its Subsidiary in such licensed Intellectual Property.

(l) There are no Contracts between the Company or its Subsidiary and any other Person with respect to Company Intellectual Property or other Intellectual Property used in and/or necessary to the conduct of the business as it is currently conducted under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company or its Subsidiary thereunder.

(m) The operation of the business of the Company and its Subsidiary as it is currently conducted, or is currently contemplated by the Company to be conducted, by the Company or its Subsidiary, including the design, development, use, import, branding, advertising, promotion, marketing, distribution and sale of any technology or service (including technology or services currently under development) of the Company and its Subsidiary does not infringe or misappropriate and will not infringe or misappropriate when conducted by Purchaser and/or the Surviving Entity or the Subsidiary following the Closing, any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company and its Subsidiary have not received notice from any Person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Intellectual Property of the Company or its Subsidiary infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is there any basis therefor).

(n) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser or the Surviving Entity by operation of law or otherwise of any contracts or agreements to which the Company or its Subsidiary is a party, will result in: (i) Purchaser or the Surviving Entity granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Purchaser or the Surviving Entity, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses, or (iii) Purchaser or the Surviving Entity being obligated to pay any royalties or other material amounts to either third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(o) Neither the Company, its Subsidiary nor any of the Substantial Members has received notice of or is aware that any Person is violating, infringing or misappropriating any Company Intellectual Property.

(p) The Company has taken all reasonable steps that are required or necessary to protect the rights of the Company and its Subsidiary in confidential information and trade secrets of the Company or its Subsidiary or provided by any other Person to the Company or its Subsidiary. Without limiting the foregoing, (i) the Company has, and enforces, a policy requiring each current and former employee of the Company or its Subsidiary to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form for employees (a copy of which is attached in Section 2.15(p)(i) of the Disclosure Schedule (the “Proprietary Information Agreement”)), (ii) the Company has, and enforces, a policy requiring each current and former consultant or contractor of the Company or its Subsidiary to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions substantially in the Company’s standard form for consultants or contractors (a copy of which is attached in Section 2.15(p)(ii) of the Disclosure Schedule (the “Consultant Proprietary Information Agreement”)) and (iii) all current and former employees, consultants and contractors of the Company or its Subsidiary have executed a Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate.

2.16 Content.

(a) Section 2.16(a) of the Disclosure Schedule identifies all of the libraries or collections of Content of the Company or its Subsidiary.

(b) Subject to the rights of the Content owners pursuant to the Company’s Standard Form of Agency Agreement, the Company or its Subsidiary have valid rights to license, distribute and sell all of the Content through the Company’s Channel Outlets to consumers. The rights to license, distribute and sell all of the Content are fully transferable to Purchaser without restriction and without payment of any kind to any third party.

(c) Neither the Company nor its Subsidiary have transferred ownership of or granted any right to sell, license, use or distribute the Content other than to consumers through the Company’s Channel Outlets in the ordinary course of business.

(d) Attached to Section 2.16(d) of the Disclosure Schedule is the Company’s standard form of agreement pursuant to which the Company obtains its rights to license, distribute and sell Content (the “Standard Form of Agency Agreement”). Except as set forth in Section 2.16(d) of the Disclosure Schedule, all of the Content has been obtained by the Company or its Subsidiary pursuant to such Standard Form of Agency Agreement or other agreements each having the same terms in all material respects.

(e) There are no agreements regarding the Content under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company or its Subsidiary thereunder.

(f) Section 2.16(f) of the Disclosure Schedule lists each pending claim that the license, sale or distribution of the Content violates, infringes or misappropriates any rights of any other Person, and each such prior claim pursuant to which the Company has been required to pay monetary damages or restitution, together with reasonable detail regarding such claims. Except as disclosed pursuant to the foregoing sentence, the license, distribution and sale of the Content does not violate, infringe or misappropriate any rights of any other Person.

(g) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Purchaser by operation of law or otherwise of any Contracts to which the Company or its Subsidiary is a party, will result in: (i) Purchaser or the Surviving Entity granting to any third party any right to or with respect to any Content or to any digital media content owned by, or licensed to, Purchaser, (ii) Purchaser or the Surviving Entity, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of the license or distribution of the Content or to any digital media content owned by, or licensed to, Purchaser, or (iii) Purchaser or the Surviving Entity being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(h) Excluding third-party, peer-to-peer file sharing, neither the Company, its Subsidiary nor any of the Substantial Members has received notice of or is aware that any Person is violating, infringing or misappropriating any rights with respect to the Content.

2.17 Agreements, Contracts and Commitments.

(a) Except as set forth in Section 2.17(a) of the Disclosure Schedule (specifying the appropriate subparagraph below), neither the Company nor its Subsidiary is a party to, or is bound by:

(i) any agreement for the distribution of Content to any Channel Outlet;

(ii) any employment, contractor or consulting agreement, contract or commitment with an employee or individual consultant or contractor, any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any employee, or any contractor or consulting agreement, contract, or commitment with a firm or other organization;

(iii) any agreement or plan, including any unit option plan, unit appreciation rights plan or unit purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iv) any fidelity or surety bond or completion bond;

(v) any lease of personal property having a value in excess of $5,000 individually or $10,000 in the aggregate;

(vi) any agreement of indemnification or guaranty;

(vii) any Contract relating to capital expenditures and involving future payments in excess of $5,000 individually or $10,000 in the aggregate;

(viii) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x) any purchase order or contract for the purchase of materials involving in excess of $5,000 individually or $10,000 in the aggregate;

(xi) any joint marketing, strategic alliance, affiliate or development agreement; or

(xii) any other agreement, contract or commitment that involves $5,000 individually or $10,000 in the aggregate or more and is not cancelable without penalty within 30 days.

(b) Each Contract to which the Company or its Subsidiary is a party or any of their properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company or its Subsidiary, as applicable, enforceable against each of the parties thereto in accordance with its terms, assuming the due authorization, due execution and delivery of the other parties thereto, and is in full force and effect with respect to the Company or its Subsidiary, as applicable, and any other party thereto. Each of the Company and its Subsidiary are in compliance with and have not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor, to the knowledge of the Company, is any party obligated to the Company or its Subsidiary pursuant to any such Contract subject to any breach, violation or default thereunder, nor has there occurred any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company or its Subsidiary or, to the knowledge of the Company, any such other party. True and complete copies of each Contract disclosed in the Disclosure Schedule, including any Contract referenced in Section 2.16(d) of the Disclosure Schedule or required to be disclosed pursuant to this Section 2.17 (each a “Material Contract” and collectively, the “Material Contracts”) have been delivered or made available to Purchaser.

(c) The Company or its Subsidiary, as applicable, has fulfilled or will have fulfilled all material obligations required to have been performed by the Company or its Subsidiary, as applicable, prior to the Closing Date pursuant to each Contract to which the Company or its Subsidiary is a party or to which it is bound.

2.18 Interested Party Transactions. Other than loans from Members to the Company or from the Company to Members in amounts less than $15,000 that have been made and paid prior to the Balance Sheet Date, no employee, officer or Member of the Company or its Subsidiary (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, Content, technology or Intellectual Property that the Company or its Subsidiary furnishes or sells, (ii) any interest in any entity that purchases from or sells or furnishes to the Company or its Subsidiary, any goods or services, including Content, or (iii) a beneficial interest in any Contract to which the Company or its Subsidiary is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.18. Except as set forth in the Company Operating Agreement, there are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Members.

2.19 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company or its Subsidiary currently operates or holds any interest in any of their properties or (ii) which is required for the operation of the Company’s or its Subsidiary’s business as currently conducted (collectively, “Company Authorizations”) has been issued or granted to the Company or its Subsidiary. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company or its Subsidiary to operate or conduct their respective businesses or hold any interest in their respective properties or assets.

2.20 Litigation. There is no action, suit, claim or proceeding of any nature pending or threatened against the Company or its Subsidiary, their properties (tangible or intangible) or any of their officers or Members, nor is there any reasonable basis therefor. There is no investigation or other proceeding pending or threatened against the Company or its Subsidiary, any of their properties (tangible or intangible) or any of their officers or Members by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of the Company or its Subsidiary to conduct their operations as presently or previously conducted. There is no action, suit, claim or proceeding of any nature pending or threatened against any Person who has a contractual right or a right to indemnification from the Company or its Subsidiary related to facts and circumstances existing prior to the Closing.

2.21 Minute Book. The minutes of the Company delivered to counsel for Purchaser, and set forth in Section 2.21 of the Disclosure Schedule, contain complete and accurate records of all actions taken, and all meetings held, by the Members of the Company (and any committees thereof) since the time of formation of the Company. At the Closing, the minute book of the Company will be in the possession of the Company.

2.22 Environmental Matters.

(a) Hazardous Material. Neither the Company nor its Subsidiary has: (i) operated any underground storage tanks at any property that the Company or its Subsidiary has at any time owned, operated, occupied or leased or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable international, national, federal, state, provincial or local law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum and urea-formaldehyde, and all substances listed as hazardous substances or contaminants pursuant to any applicable federal, state or local laws or constituting a hazardous waste (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or its Subsidiary has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Neither the Company nor its Subsidiary has transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials in violation of any law or in a manner that would result in liability to the Company or its Subsidiary, nor have the Company or its Subsidiary disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Material Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents necessary for the conduct of its Hazardous Material Activities, and other businesses of the Company or its Subsidiary as such activities and businesses are currently being conducted and as currently contemplated by the Company to be conducted.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or its Subsidiary. No event has occurred that could cause the Company or its Subsidiary to be involved in any environmental litigation or liability which could reasonably be expected to impose upon the Company or its Subsidiary any environmental liability.

2.23 Brokers’ and Finders’ Fees. Neither the Company nor its Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Purchaser or the Surviving Entity incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company or its Subsidiary.

2.24 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including any arrangement for the benefit of Employees who perform services, which is or has been maintained, contributed to, or required to be contributed to, by the Company or its Subsidiary for the benefit of any Employee, or with respect to which the Company or its Subsidiary has or may have any liability or obligation.

“Employee” shall mean any current or former employee or consultant of the Company or its Subsidiary.

“Employee Agreement” shall mean each management, employment, severance, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Unvested Units, or any other agreement providing for compensation or benefits) between the Company or its Subsidiary and any Employee.

(b) Schedule. Section 2.24(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor its Subsidiary has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement, or to enter into any Company Employee Plan or Employee Agreement. Section 2.24(b)(2) of the Disclosure Schedule sets forth a table setting forth the name and salary of each employee of the Company and its Subsidiary as of the date hereof. Neither the Company nor its Subsidiary has received notice of termination from any employee listed on Section 2.24(b)(2) of the Disclosure Schedule. Section 2.24(b)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company or its Subsidiary.

(c) Documents. Set forth in Section 2.24(c) of the Disclosure Schedule are: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement (as currently in effect) including all amendments thereto and all related trust documents, (ii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, (iv) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (v) all communications material distributed during the last three years to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (vi) all correspondence to or from any governmental agency during the last three years relating to any Company Employee Plan, (vii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, and (viii) all discrimination tests for each Company Employee Plan for the three most recent plan years.

(d) Employee Plan Compliance. The Company has performed all obligations required to be performed by it under, is not in default or violation of, and the Company has not received notice of default or violation by any other party of, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations. There are no actions, suits or claims pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Company

Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Purchaser, the Company or its Subsidiary (other than for benefits accrued prior to such termination and ordinary administration expenses). There are no audits, inquiries or proceedings pending or overtly threatened by any Governmental Entity with respect to any Company Employee Plan. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Self-Insured Plan. Neither the Company nor its Subsidiary has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(g) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or its Subsidiary, or (iv) result in the acceleration of the time of payment or vesting of any such benefits.

(h) Employment Matters. The Company and its Subsidiary (i) are in compliance with all applicable foreign, federal, state, provincial and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees, (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (iii) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company or its Subsidiary or any of the Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Company or its Subsidiary or any Company trustee under any worker’s compensation policy. The services provided by each of the Employees is terminable at the will of the Company and any such termination would result in no liability to the Company or its Subsidiary. Section 2.24(h) of the Disclosure Schedule lists all liabilities of the Company or its Subsidiary to any Employee, that would result from the termination by the Company or Purchaser of such Employee’s employment, a change of control of the Company, or a combination thereof. Neither the Company nor its Subsidiary has any direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(i) Labor. No work stoppage or labor strike against the Company or its Subsidiary is pending or threatened. There are no activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor its Subsidiary has engaged in any unfair labor practices. Neither the Company nor its Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or its Subsidiary.

(j) No Interference or Conflict. No Member, officer, Employee or consultant of the Company or its Subsidiary is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of the Company or its Subsidiary, as applicable, or that would interfere with the business of the Company or its Subsidiary. Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Company or its Subsidiary as presently conducted or contemplated by the Company to be conducted, nor any activity of such officers, Employees or consultants in connection with the carrying on of the business of the Company or its Subsidiary as presently conducted or contemplated by the Company to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

2.25 Insurance. Section 2.25 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and Members of the Company or its Subsidiary, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or its Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or its Subsidiary has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its Subsidiary are in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). There is no threatened termination of, or premium increase with respect to, any of such policies. Neither the Company nor its Subsidiary has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.26 Compliance with Laws. The Company and its Subsidiary have complied with, are not in violation of, and have not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, including any applicable licenses and permits for the export of the Content or other products or services of the Company or its Subsidiary.

2.27 Foreign Corrupt Practices Act. Neither the Company, its Subsidiary nor any of their officers or employees has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

2.28 Warranties; Indemnities. Except for (i) warranties implied by law, (ii) such warranties and indemnities as are set forth in the Company’s Standard Form of Agency Agreement, and (iii) such warranties and indemnities as made in the ordinary course of business pursuant to the Company’s agreements with Channel Outlets, neither the Company nor its Subsidiary has given any warranties or indemnities relating to the Content or any other products or technology sold or services rendered by the Company or its Subsidiary.

2.29 Content Owners, Outlet Channels and Suppliers. Since the Balance Sheet Date, no Content owner, Channel Outlet, vendor or supplier of the Company or its Subsidiary has cancelled or otherwise modified its relationship with the Company or its Subsidiary, as applicable, in a manner adverse to the Company or its Subsidiary, taken as a whole, and no such Person has communicated (orally or in writing) to the officers or other senior managers of the Company or its Subsidiary any intention to do so.

2.30 Complete Copies of Materials. The Company has delivered true and complete copies of each document (or summaries of same) that has been requested in writing by Purchaser or its counsel, including all Contracts and other documents listed on the Disclosure Schedule.

2.31 Representations Complete. None of the representations or warranties made by the Company or the Substantial Members (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company or the Substantial Members pursuant to this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.32 Information Statement. The information pertaining to the Company set forth in any document mailed, delivered or otherwise furnished to Members by the Company in connection with the solicitation of their approval of this Agreement and the Merger, will not contain, at or prior to the Closing, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Purchaser and Merger Sub hereby represent and warrant to the Company that on the date hereof, as follows:

3.1 Organization and Standing. Purchaser and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and California, respectively.

3.2 Authority. Each of Purchaser and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Purchaser and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and Merger Sub, respectively. This Agreement and any Related Agreements to which Purchaser or Merger Sub is a party have been duly executed and delivered by Purchaser and Merger Sub, as applicable, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Purchaser and Merger Sub, respectively, enforceable against them in accordance with their terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

3.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Purchaser or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Purchaser and Merger Sub are parties or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on the business, assets (including intangible assets), financial condition, results of operations or capitalization of Purchaser or Merger Sub, (ii) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the shares of Purchaser Common Stock issuable hereunder, under applicable U.S. federal and state securities laws, and (iii) the filing of the Agreement of Merger with the Secretary of State of the State of California.

3.4 Brokers’ and Finders’ Fees. Purchaser and Merger Sub have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby for which the Company is or will be liable.

3.5 SEC Documents.

(a) A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by Purchaser with the SEC (the “Purchaser SEC Documents”) is available on the web site maintained by the SEC at http://www.sec.gov. As of their respective filing dates, the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act and Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents contained on their respective filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document filed prior to the date of this Agreement.

(b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Purchaser SEC Documents, (i) are true and correct and complied in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any similar or successor form under the Exchange Act), and (iii) fairly presented in all material respects the financial position of Purchaser as of the respective dates thereof and the results of operations and cash flows for the periods indicated therein, except that the unaudited interim financial statements may not contain certain footnotes and were or are subject to normal and recurring year-end adjustments.

3.6 Shares of Purchaser Common Stock. The shares of Purchaser Common Stock issuable to the Members pursuant to Section 1.6 hereof, when issued and delivered in compliance with the provisions of this Agreement, will be duly authorized, validly issued, and will be fully paid and nonassessable. Such shares of Purchaser Common Stock will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Members; provided that such shares shall be subject to restrictions on transfer under U.S. state and federal securities laws, and the shares issued to the Substantial Members shall be subject to certain restrictions as set forth in the Lock-up Agreements. Such shares of Purchaser Common Stock are not subject to any preemptive rights or rights of first refusal or similar rights or limitations known to Purchaser.

3.7 Board of Directors. Purchaser has taken all necessary action to appoint Tuhin Roy to the Board of Directors of Purchaser, effective as of the Closing.

3.8 Representations Complete. None of the representations or warranties made by the Purchaser or Merger Sub in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Purchaser or Merger Sub pursuant to this Agreement contains, or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

3.9 Rule 144. Except as indicated in the Purchaser SEC Documents, Purchaser is currently in compliance with the reporting and other requirements set forth in Rule 144 promulgated under the Securities Act.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement effective as of August 28, 2006 (the “Confidentiality Agreement”), between the Company and Purchaser. In this regard, the Company and the Substantial Members acknowledge that the Purchaser Common Stock is publicly traded and that any information obtained during the course of their due diligence, as well as (until their public disclosure) the substance and existence of this Agreement and the transactions contemplated hereby, could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company and the Substantial Members acknowledge and agree not to engage in any discussions, correspondence or transactions in the Purchaser Common Stock in violation of applicable securities laws, and that, to the extent not previously done, to require an acknowledgement to such effect before providing any information regarding this Agreement or the transactions contemplated hereby to the other Members. No information or knowledge obtained in any due diligence investigation of the parties in contemplation of the execution of this Agreement shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

4.2 Public Disclosure. Neither the Company, the Members nor any of their respective representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby without the consent of Purchaser. Purchaser shall not issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby without first consulting the Member Representative, except that this restriction shall be subject to Purchaser’s obligation to comply with applicable securities laws and the rules of the NASDAQ Global Market.

4.3 Additional Documents and Further Assurances. Following the Closing, each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other reasonable acts as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

4.4 Purchaser Options. Following the Closing, subject to the approval of the Compensation Committee of the Board of Directors of Purchaser, Purchaser shall grant options to purchase up to an aggregate of 50,000 shares of common stock of Purchaser, pursuant to Purchaser’s Amended and Restated 2005 Stock Plan and form of stock option grant agreement (including the vesting provisions thereunder), to those Employees and in such amounts as set forth on Schedule 4.4 hereto; provided that such Employees remain employees of the Surviving Entity following the Closing (or become employees of Purchaser).

4.5 Expenses. All fees and expenses incurred in connection with the Merger including all legal, accounting, financial and tax advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses; provided that the Members, individually and collectively, shall pay for and bear the cost of all Third Party Expenses of the Company (other than the audit fees of Perry-Smith LLP which shall be borne by the Company), in addition to the Third Party Expenses of such Members.

4.6 Tax Filings.

(a) Following the Closing, the Member Representative, with the cooperation and assistance of Purchaser, shall cause to be prepared and filed federal and state income and franchise Tax Returns for the Company for the short period ending on the Closing Date, and to distribute to the Members Schedule K-1’s for such period showing the Members’ allocable shares of income, deduction, credits and other tax attributes. Such Returns shall be prepared on a basis consistent with the Company’s Returns for prior filing periods as appropriate; provided that at the request of Purchaser, such Returns shall include an election under Section 754 of the Code or similar provision of state law. Further, such Returns shall be deemed to have been prepared by and on behalf of the Members and of the Company as of prior to Closing, and the Substantial Members shall indemnify Purchaser pursuant to the provisions set forth in Article VI hereof as if the representations and warranties set forth in Section 2.12 hereof were made as to such Returns.

(b) Purchaser, the Company and the Member Representative shall cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of Returns pursuant to this Section 4.6 and any audit, litigation or other proceeding with respect to the Returns of the Company. Such cooperation shall include the retention and (upon another party’s reasonable request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding. In addition, each of the parties shall make available at mutually convenient times (upon another party’s reasonable request) their employees with knowledge of the relevant proceedings.

(c) With respect to all Tax periods ending on or prior to the Closing Date, so long as such matter may not be reasonably expected to impact the Returns or financial statements of Purchaser for any period and will not result in any financial liability of Purchaser or the Surviving Entity, the Member Representative shall be entitled to (i) represent the Company before any Taxing authority or any court in any audit, contest, claim, proceeding or inquiry regarding any Return filed by the Company prior to the Closing Date (a “Tax Proceeding”), and (ii) settle or contest any such Tax Proceeding; provided that Purchaser and its counsel may participate in, but not control, any such Tax Proceeding at Purchaser’s sole expense. The Member Representative shall keep Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Proceedings described in the foregoing sentence. Except for such Tax Proceedings as to which Member Representative may represent the Company pursuant to this Section 4.6(c), Purchaser shall have the sole right to represent the Company or the Surviving Entity in any Tax Proceeding and to settle or contest any such Tax Proceeding; provided that the Member Representative shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Tax Proceeding.

(d) Within 90 days after the Closing, Purchaser shall submit to the Member Representative in writing the allocation of the Merger consideration, including the fair market value of the Warrant Agreement, among the assets of the Company, in accordance with the provisions of Section 1060 of the Code and the regulations promulgated thereunder (the “Allocation Notice”). The Allocation Notice shall reflect that the Warrant Agreement is being issued as consideration for certain of the Company Units surrendered pursuant to this Agreement, and not as compensation for services or wages. The Member Representative shall be deemed to have accepted the Allocation Notice on behalf of the Members and the Company, and it shall be deemed final, unless the Member Representative provides written notice of disagreement to Purchaser within ten (10) Business Days of delivery of the Allocation Notice. If the Member Representative provides such notice of disagreement, the parties shall attempt in good faith to resolve the disagreement, and if the parties are unable to resolve such disagreement within twenty (20) Business Days, then Purchaser and the Member Representative may submit such disagreement to a mutually acceptable independent accounting firm to audit Purchaser’s allocation of the Merger consideration, the determination of whom shall be binding on the parties. The costs of such independent accounting firm shall be borne one-half by Purchaser and one-half by the Members. No party will take a position on any Return, before any governmental Tax agency or in a judicial proceeding that is inconsistent with the Allocation Notice (as modified by agreement of the parties or otherwise determined by the independent accounting firm pursuant to this subparagraph), except as required pursuant to a determination (as defined in Section 1313 of the Code or any similar provision of state or local law). To the extent required by Section 1060 of the Code, the Allocation Notice will be revised to reflect the payment of any of the earn-out consideration or any adjustment of consideration otherwise payable hereunder.

(e) The covenants and other obligations to be performed or complied with pursuant to this Section 4.6 shall survive the Closing.

4.7 Release of Guarantees. Following the Closing, Purchaser shall use its commercially reasonable efforts to assume, and have the Members released from, those guarantees set forth on Section 2.9 of the Disclosure Schedule pursuant to which any of the Members have guaranteed any leases or indebtedness for the benefit of the Company. Purchaser shall cause the Company to hold the Members harmless with respect to such guarantees following the Closing.

4.8 Processing and Distribution of Content. Following the Closing, Purchaser shall use all reasonable efforts to process and distribute on a timely basis the music recordings received under Contract from the distribution clients of the Company. For purposes of clarity, in processing and distributing such music recordings, Purchaser shall process such music recordings in the same general manner consistent with past practices and according to a similar time schedule as other recordings (audio and video) being processed by Purchaser, and Purchaser shall not unreasonably delay the processing and distribution of such recordings. The recordings associated with one party shall not be given precedence over another party for purposes hereof. If and to the extent appropriate, Purchaser shall enter into a cross-licensing agreement between Purchaser and the Surviving Entity for the distribution of each other’s content through the Channel Outlets of each of them. The parties hereto acknowledge and agree that (i) processing and distribution delays may occur in the ordinary course of business due to technical inadequacies or deficiencies in the physical medium on which recordings are held, inadequacies or inaccuracies in accompanying metadata, artwork and other required information, and other factors, including acts of God, turnover in employees, and other factors that may be outside of the control of Purchaser or the Surviving Entity, and (ii) Purchaser has and will have no control over delays in posting for sale that may take place at Channel Outlets once recordings have been transmitted to such Channel Outlets for review and processing by them. In the event the Member Representative believes that Purchaser has failed to comply with the intent and spirit of this Section 4.8 at any time prior to the payment of the earn-out consideration pursuant to Section 1.8(c), and that such failure is reasonably expected to cause a material reduction in the amount of the Total Earn-Out Cash Consideration or Total Earn-Out Stock Consideration that would otherwise be payable to the Members in accordance with Section 1.6(b), then the Member Representative shall notify the Board of Directors of Purchaser in writing within ten (10) Business Days of such deemed failure, which such notice shall specifically set forth all of Member Representative’s reasons for this belief. If the Board of Directors of Purchaser agrees with such determination in its reasonable good faith, the parties shall negotiate in good faith appropriate modifications of the calculation of the Total Earn-Out Cash Consideration or Total Earn-Out Stock Consideration. In the event the parties disagree on whether there has been such a failure, or the appropriate modification in the event of such a failure, either Purchaser or the Member Representative may submit such matter to binding arbitration in accordance with the provisions of Section 7.14 hereof, which decision shall be non-appealable and incontestable by the parties hereto.

4.9 Tax Election. If and to the extent deemed appropriate by Purchaser, each of the parties hereto shall take such action and make such election(s) as may be appropriate to obtain a step-up in basis in the Company’s assets in the Merger for Tax purposes.

4.10 Rule 144 Compliance. Until the earlier of five (5) years from the Closing Date and such time as the Purchaser Common Stock is no longer registered under the provisions of the Exchange Act, Purchaser shall (i) use its commercially reasonable efforts to file all reports required to be filed by Section 13 or Section 15(d) of the Exchange Act, as applicable, and (ii) furnish to any Member upon reasonable request (A) a written statement by Purchaser that it has complied with the public reporting requirements set forth in Rule 144 of the Securities Act, (B) a copy of the most recent annual or quarterly report of the Purchaser and such other reports and documents so filed by the Purchaser, and (C) such other information as may be reasonably requested in availing any Member of Rule 144 for purposes of selling the shares of Purchaser Common Stock.

ARTICLE V

CONDITIONS TO THE MERGER

5.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Purchaser to effect the Merger shall be subject to the satisfaction, at or prior to the Closing, of the following condition:

(a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

5.2 Conditions to the Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company and the Substantial Members in this Agreement (other than the representations and warranties of the Company and the Substantial Members as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time and (ii) the Company and the

Substantial Members shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect since the Balance Sheet Date.

(c) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Purchaser, Merger Sub, the Company or any Substantial Member, their respective properties or any of their respective officers, directors or shareholders or members arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

(d) Governmental Approval. Approvals from any Governmental Entity deemed necessary by Purchaser to consummate the transactions contemplated by this Agreement shall have been timely obtained.

(e) Repurchase of Company Unvested Units. All Company Unvested Units shall have been terminated or repurchased upon or immediately prior to the Closing either pursuant to their own terms or pursuant to an agreement with the holder(s) thereof, and the Company shall have delivered to Purchaser written evidence of such termination or repurchase.

(f) Proprietary Information and Inventions Assignment Agreement. The Company shall have provided evidence satisfactory to Purchaser that as of the Closing each current and former employee, consultant and contractor of the Company has entered into and executed a Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable.

(g) New Employment Arrangements. Tuhin Roy shall have executed and delivered the TR Employment Agreement, which agreement shall be in full force and effect.

(h) Non-Competition Arrangements. The Non-Competition Agreements with each of the Substantial Members shall be in full force and effect.

(i) Statement of Expenses. The Company shall have provided Purchaser with a statement of Third Party Expenses showing detail of both the paid and unpaid Third Party Expenses incurred by the Company, whether on behalf of the Company or any of the Members, as of the Closing Date, as well as an estimate of all Third Party Expenses expected to be incurred by the Company, whether on behalf of the Company or any of the Members, for which the Company has not yet received a final invoice as of the Closing Date (the “Statement of Expenses”), which Statement of Expenses shall be certified as true and correct in form acceptable to Purchaser as of the Closing Date by the Company’s chief executive officer.

(j) Spreadsheet. The Company shall have delivered to Purchaser a spreadsheet (the “Spreadsheet”), which shall be certified as complete and correct by the chief executive officer of the Company as of the Closing and which shall include, among other things, as of the Closing, all Members that hold Company Units and their respective addresses, the number of Company Units held by such Persons (including the respective certificate numbers, if any and the liquidation preference applicable to each Company Unit), the date of acquisition of such Company Units, and the portion of the Total Closing Cash Consideration, Total Closing Stock Consideration, Total Earn-Out Cash Consideration and Total

Earn-Out Stock Consideration payable to each Member, and such other information relevant thereto which Purchaser may reasonably request.

(k) Legal Opinion. Purchaser shall have received a legal opinion from legal counsel to the Company and the Members, in the form set forth as Exhibit H hereto.

(l) Audit. The Financials (i) shall have been prepared for those periods and in such format as may be determined by Perry-Smith LLP, independent registered public accountants, sufficient to meet the public reporting requirements of Purchaser, and (ii) must, in the opinion of Perry-Smith LLP, be suitable or readily adaptable for incorporation in the reports required to be filed by Purchaser with the SEC pursuant to the Securities Act and Exchange Act, as appropriate.

(m) Member Representation Statements. Each of the Members shall have executed and delivered to Purchaser a Member Representation Statement.

(n) Valid Private Placement. The issuance of shares of Purchaser Common Stock to the Members in accordance with the terms and provisions of this Agreement and the Related Agreements shall be exempt from Section 5 of the Securities Act.

(o) Lock-Up Agreements. TR shall have executed and delivered to Purchaser the TR Lock-Up Agreement, and Rapfogel Partners Ltd. shall have executed and delivered to Purchaser the RP Lock-Up Agreement, and both such documents shall be in full force and effect.

(p) Certificate of the Company and the Substantial Members. Purchaser shall have received a certificate, validly executed by the managing director of the Company for and on behalf of the Company and the Substantial Members, to the effect that, as of the Closing:

(i) the representations and warranties of the Company and the Substantial Members in this Agreement (other than the representations and warranties of the Company and the Substantial Members as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” contained therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time;

(ii) the Company and the Substantial Members have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing;

(iii) the conditions to the obligations of Purchaser set forth in this Section 5.2 have been satisfied (unless otherwise waived in accordance with the terms hereof); and

(iv) the Charter Documents of the Company, which shall be attached to such certificate, are in full force and effect as of the Closing and have not been amended or revoked.

(q) Certificate of Status. Purchaser shall have received certificates of good standing from the Secretary of State of the State of California and the Franchise Tax Board, dated within two Business Days prior to the Closing, with respect to the Company.

(r) Certificate of Status of Foreign Corporation. Purchaser shall have received a Certificate of Status of Foreign Corporation of each of the Company and its Subsidiary from the applicable Governmental Entity in each jurisdiction where they are required to be qualified to do business, all of which are dated within two (2) Business Days prior to the Closing.

5.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Purchaser and Merger Sub in this Agreement (other than the representations and warranties of Purchaser and Merger Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time and (ii) each of Purchaser and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b) Certificate of Purchaser. Company shall have received a certificate executed on behalf of Purchaser and Merger Sub by an authorized officer for and on its behalf to the effect that, as of the Closing:

(i) all representations and warranties made by Purchaser and Merger Sub in this Agreement (other than the representations and warranties of Purchaser and Merger Sub as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time; and

(ii) all covenants and obligations under this Agreement to be performed by Purchaser and Merger Sub on or before the Closing have been so performed in all material respects.

(c) New Employment Arrangements. Purchaser shall have executed and delivered the TR Employment Agreement, which agreement shall be in full force and effect.

(d) Board of Directors. Tuhin Roy shall have been appointed to the Board of Directors effective as of the Closing.

(e) Legal Opinion. The Company and the Members shall have received a legal opinion from legal counsel to the Purchaser, in the form set forth as Exhibit I hereto.

(f) Warrant to Tuhin Roy. Tuhin Roy shall have received from Purchaser the Warrant Agreement, in the form set forth as Exhibit G hereto.

(g) Certificate of Status. The Company shall have received certificates of good standing from the Secretary of State of the State of California and the Franchise Tax Board, dated within two Business Days prior to the Closing, with respect to Purchaser.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1 Survival of Representations and Warranties. The representations and warranties of the Company and the Substantial Members contained in this Agreement, the Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement, shall survive for a period of twelve

(12) months following the Closing Date; provided, however, that in the event of fraud or willful breach of a representation or warranty, such representation or warranty shall survive indefinitely with respect to the Person committing such fraud or willful breach; provided, further, that the representations and warranties of the Company and the Substantial Members contained in Section 2.2 (Company Capital Structure) and Section 2.12 (Tax Matters) hereof shall survive indefinitely and until the expiration of the applicable statute of limitations respectively. Any claim for indemnification subject to the foregoing periods shall be made within thirty (30) calendar days after the expiration of the applicable period with respect to facts and circumstances existing prior to the termination of the applicable period. The representations and warranties of Purchaser contained in this Agreement, Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

6.2 Indemnification. The Substantial Members agree to jointly and severally indemnify and hold harmless Purchaser and its officers, directors, affiliates, employees, agents and representatives, including the Company following the Merger (the “Indemnified Parties”), against all claims, losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred by the Indemnified Parties, or any of them (including the Company), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company or the Substantial Members contained in this Agreement (as qualified by the Disclosure Schedule), any Related Agreements or any certificates or other instruments delivered by or on behalf of the Company or the Substantial Members pursuant to this Agreement (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality” or a “Company Material Adverse Effect” contained therein), (ii) any failure by the Company or any Member to perform or comply with any covenant applicable to any of them contained in this Agreement or any certificates or other instruments delivered by or on behalf of the Company or any Member pursuant to this Agreement, (iii) any fraud or any willful breach of any representation, warranty or covenant contained in this Agreement or any certificates or other instruments delivered by or on behalf of the Company or any Member pursuant to this Agreement, (iv) any Third Party Expenses incurred by the Company, whether on behalf of the Company or the Members, and not paid for by the Members or for which the Members have not reimbursed the Company prior to Closing and which are not fully reflected in the Statement of Expenses, (v) any Excess Tax Distributions, (vi) any disputes as to the right to consideration hereunder on account of the ownership of, or rights to acquire, membership interests in the Company, or (vii) any payment or consideration arising under any consents, waivers or approvals of any party under any agreement as are required in connection with the Merger or for any such agreement to remain in full force or effect following the Closing. The Substantial Members shall not have any right of contribution, indemnification or right of advancement from the Surviving Entity or Purchaser with respect to any Loss claimed by an Indemnified Party.

6.3 Maximum Payments; Deductible Amount; Remedy.

(a) Except as set forth in Section 6.3(b), (c) or (d) hereof, the maximum amount an Indemnified Party may recover from a Substantial Member pursuant to the indemnity set forth in Section 6.2(i) hereof for Losses shall be limited to sixty percent (60%) of the Total Closing Cash Consideration and an amount having a value (as determined pursuant to Section 6.3(f) hereof) equal to one hundred percent (100%) of the Total Closing Stock Consideration payable to such Substantial Member at Closing, the payment of which shall be subject to the provisions of Section 6.3(e)(i) and (ii) hereof. Nothing in this Agreement shall limit the right of Purchaser or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

(b) (i) Except as set forth in Section 6.3(c) hereof, an Indemnified Party may not recover any Losses under Section 6.2(i) hereof unless and until one or more Officer’s Certificates identifying such Losses under Section 6.2(i) hereof in excess of $100,000 in the aggregate (the “Threshold Amount”) has or have been delivered to the Member Representative, in which case Purchaser shall be entitled to recover all Losses so identified.

(ii) Notwithstanding the foregoing, Purchaser shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to all Losses (A) incurred pursuant to Section 6.2(ii) through (vii) hereof, or (B) resulting from any breach of any representation or warranty set forth in Section 2.2 (Company Capital Structure) or in Section 2.12 (Tax Matters) hereof.

(iii) For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Purchaser: (a) stating that an Indemnified Party has paid, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses and (b) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Person in respect of Losses (i) incurred pursuant to Section 6.2(iii) through (vi) hereof.

(d) The parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VI notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(e) Subject to Section 6.3(f) hereof, in the event that an Indemnified Party submits a claim of Losses to the Member Representative, each Substantial Member or other Member liable for indemnification hereunder (an “Indemnifying Party”) shall promptly, and in no event later than thirty (30) days after delivery of an Officer’s Certificate to such Indemnifying Party, wire transfer to the Indemnified Party an amount of cash, and deliver to the Indemnified Party a certificate for a number of shares of Purchaser Common Stock having a value which in the aggregate are equal to the amount of the Loss. If the Indemnifying Party does not object in writing within the 30-day period after delivery by the Purchaser of the Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by such Indemnifying Party that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate. For purposes of this Section 6.3:

(i) Any Loss shall first be indemnified with an amount of cash up to the total amount of cash available for purposes of indemnification hereunder, and then with shares of Purchaser Common Stock. In the event the Member responsible for indemnification hereunder shall be required to deliver shares of Purchaser Common Stock, and such Member no longer owns the shares of Purchaser Common Stock received hereunder with respect to which such Member is liable for indemnification, such Member shall instead pay to the Indemnified Party an amount of cash equal to the applicable Loss.

(ii) The value of the shares of Purchaser Common Stock for purposes of this Article VI shall be equal to the the average closing price of Purchaser Common Stock, as reported on the NASDAQ Global Market (or such other U.S. exchange or market on which the shares may then be traded), for the five (5) trading days immediately prior to the date of the Officer’s Certificate with respect to such Loss.

(f) In case the Indemnifying Party shall object to any claim or claims made in any Officer’s Certificate to recover claims directly from such Indemnifying Party within thirty (30) days after delivery of such Officer’s Certificate, the Indemnifying Party and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. In the event the parties are unable to agree with respect to the claim for indemnification within thirty (30) days of the delivery of a notice of objection by the Indemnifying Party, either party may submit the matter to arbitration pursuant to Section 7.14 hereof, which decision shall be non-appealable and incontestable by the parties hereto.

(g) Subject to Section 4.6, in the event Purchaser becomes aware of a third party claim (a “Third Party Claim”) which Purchaser reasonably believes may result in a demand for indemnification pursuant to this Article VI, Purchaser shall notify the Indemnifying Party of such claim, and the Indemnifying Party shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Purchaser shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Indemnifying Party, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter.

ARTICLE VII

GENERAL PROVISIONS

7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Purchaser, to:

Digital Music Group, Inc.

2151 River Plaza Drive, Suite 200

San Francisco, CA 95833

Attention: Chief Financial Officer

Facsimile No.: (916) 239-6018

with a copy to (which shall not constitute notice):

Hayden Bergman Rooney, Professional Corporation

150 Post Street, Suite 650

San Francisco, CA 94108

Attention: Kevin K. Rooney

Facsimile No.: (415) 399-9320

(b)	if to the Company, to:

Digital Rights Agency LLC

1539A Folsom Street

San Francisco, CA 94103

Attention: Tuhin Roy

Facsimile No.: (586) 283-6925

with a copy to (which shall not constitute notice):

Perkins Coie LLP

101 Jefferson Drive

Menlo Park, CA 94025

Attention: Ed Wes

Facsimile No.: (650) 838-4502

(c)	if to the Member Representative, to:

Tuhin Roy

85 Ora Way #202

San Francisco, CA 94131

Facsimile No.: (586) 283-6925

with a copy to (which shall not constitute notice):

Perkins Coie LLP

101 Jefferson Drive

Menlo Park, CA 94025

Attention: Edward Wes

Facsimile No.: (650) 838-4502

7.2 Amendment. This Agreement may not be amended or modified, except by a writing signed by all of the parties hereto. For purposes of this Section 7.2, the Members agree that any amendment of this Agreement signed by the Member Representative after the Effective Time shall be binding upon and effective against the Members whether or not they have signed such amendment.

7.3 Extension; Waiver. At any time prior to the Closing, Purchaser and Merger Sub, on the one hand, and the Company and the Member Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

7.4 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.5 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

7.6 Currency. Unless otherwise specified, all amounts set forth herein are in United States Dollars.

7.7 Entire Agreement; Assignment. This Agreement, the Schedules and Exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof including that certain letter of intent dated as of August 3, 2006, (ii) are not intended to confer upon any other Person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Purchaser (A) may assign its rights and delegate its obligations hereunder to an affiliate as long as Purchaser remains ultimately liable for all of Purchaser’s obligations hereunder and (B) may assign this Agreement in connection with a merger or other change of control transaction or by operation of law.

7.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.9 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

7.10 Power of Attorney. Each of the Members, by their approval of this Agreement, agree to appoint the Member Representative as its agent and attorney-in-fact for and on behalf of the Members to give and receive notices and communications, to authorize indemnification of the Indemnified Parties in satisfaction of Losses, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Member Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement.

7.11 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Except as otherwise provided herein, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Sacramento County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Except as otherwise provided herein, each party agrees not to commence any legal proceedings related hereto except in such courts.

7.12 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED AT LAW ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

7.14 Arbitration.

(i) In the event that Purchaser or the Company or Member Representative determine to submit a matter to arbitration as permitted or required hereunder, the matter shall be settled by binding arbitration conducted by one (1) arbitrator mutually agreeable to Purchaser and the Company or Member Representative, as appropriate. In the event that, within 30 days after submission of any dispute to arbitration, Purchaser and the Company or Member Representative, as appropriate, cannot mutually agree on one (1) arbitrator, then, within five (5) days after the end of such 30-day period, Purchaser and the Company or Member Representative, as appropriate, shall each select one (1) arbitrator. The two (2) arbitrators so selected shall select a third arbitrator. If the Company or Member Representative, as applicable, does not select an arbitrator during this five (5)-day period, then the parties agree that the arbitration will be conducted by one (1) arbitrator selected by Purchaser.

(ii) Any such arbitration shall be held in Sacramento County, California, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator(s) shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three (3) arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three (3) arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, order reimbursement of costs, including attorneys’ fees and other costs incurred to enforce this Agreement or to defend against charges brought hereunder, and interest thereon, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three (3) arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The arbitrator(s) shall not have the authority to add to, detract from or modify any provision hereof nor to award punitive damages to any injured party. The decision of the arbitrator or a majority of the three (3) arbitrators, as the case may be, as to the validity and amount of any claim submitted for determination shall be final, binding, and conclusive upon the parties. The direct expense of any arbitration proceeding shall initially be borne by Purchaser, but the arbitrator(s) shall have the authority to reallocate such cost among the parties upon conclusion of the proceedings. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the decision, award, judgment, decree or order awarded by the arbitrator(s).

(iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

(iv) Notwithstanding anything herein to the contrary, the parties shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief, where appropriate, from a court having jurisdiction over the parties.

ARTICLE VIII

DEFINITIONS

8.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Agreement” shall have the meaning set forth in the first paragraph.

“Agreement of Merger” shall have the meaning set forth in Section 1.2.

“Allocation Notice” shall have the meaning set forth in Section 4.6(d).

“Balance Sheet Date” shall have the meaning set forth in Section 2.7.

“Business Day” shall mean any day in California other than a Saturday, Sunday or a day on which banking institutions are authorized or obligated by law or executive order to close.

“Channel Outlets” shall mean online music, mobile and video stores and other sellers and distributors of digital media content to consumers by means of electronic transmission, mobiletones and streaming.

“Charter Documents” shall have the meaning set forth in Section 2.1(a).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the first paragraph.

“Company Authorizations” shall have the meaning set forth in Section 2.19.

“Company Employee Plan” shall have the meaning set forth in Section 2.24(a).

“Company Historic Financial Statements” shall have the meaning set forth in Section 2.7.

“Company Intellectual Property” shall have the meaning set forth in Section 2.15(a).

“Company Material Adverse Effect” shall mean any change, event or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of the Company and its Subsidiaries, taken as a whole.

“Company Operating Agreement” shall have the meaning set forth in Section 2.1.

“Company Registered Intellectual Property” shall have the meaning set forth in Section 2.15(b).

“Company Units” shall have the meaning set forth in the recitals.

“Company Unvested Units” shall mean any Company Units that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company.

“Conflict” shall have the meaning set forth in Section 2.5.

“Confidentiality Agreement” shall have the meaning set forth in Section 4.1.

“Consultant Proprietary Information Agreement” shall have the meaning set forth in Section 2.15(p).

“Content” shall mean any digital music tracks or other digital media content owned, licensed or distributed by the Company for purposes of sale or license or purchase by consumers through Channel Outlets or otherwise.

“Contracts” shall have the meaning set forth in Section 2.5.

“Current Balance Sheet” shall have the meaning set forth in Section 2.7.

“Digital Distribution Multiplier” shall mean an integer equal to (x) the lesser of (1) $5,700,000, and (2) the excess of the Digital Distribution Revenue over $9,600,000, divided by (y) $100,000, rounded down to the nearest whole number.

“Digital Distribution Revenue” shall mean the revenue recorded by Purchaser during calendar year 2007 from Channel Outlets with respect to (i) recordings as to which Purchaser or the Company has the rights (“Short Term Digital Distribution Rights”) to digitally distribute such recordings under the Company’s Standard Form of Agency Agreement or other Contract of the Company, or a Contract of Purchaser having a term of less than three (3) years, and which is in effect as of the Closing (but not including any recordings with respect to which the percentage of revenue payable to Purchaser or the Company under such Standard Form of Agency Agreement or other Contract is reduced at any time prior to December 31, 2007 from the percentage in effect as of the Closing), and (ii) any recordings as to which Purchaser or the Company acquire the Short Term Digital Distribution Rights following the Closing, pursuant to which Purchaser or the Company, as applicable, is entitled to not less than 15% of the revenues attributable to such recordings as reflected in the Contracts for such Short Term Digital Distribution Rights, and (iii) any recording Owned and Controlled by Purchaser or the Company which at the time of the Closing constituted a recording as to which Purchaser or the Company had only the Short Term Digital Distribution Rights (which revenue for the period during which such recording was Owned and Controlled shall be multiplied by 125% for purposes of the calculation of Digital Distribution Revenue hereunder); provided that in the event of the acquisition by Purchaser of all or substantially all of the assets of another Person (whether by stock purchase, merger, or purchase of assets or otherwise), any revenues attributable to such acquired assets shall not be deemed to constitute Digital Distribution Revenue for purposes hereof. The calculation of Digital Distribution Revenue shall be subject to the provisions of Section 1.8(c)(ii).

“Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article II.

“Dissenting Units” shall have the meaning set forth in Section 1.7.

“Dissenting Unit Payments” shall have the meaning set forth in Section 1.7.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employee” shall have the meaning set forth in Section 2.24(a).

“Employee Agreement” shall have the meaning set forth in Section 2.24(a).

“Excess Tax Distributions” shall mean any distribution made to the Members, as contemplated pursuant to Section 2.10(j), in excess of 40% of the actual net taxable income of the Company (within the meaning of Section 703 of the Code and any comparable provision of state or local law) for the period beginning on January 1, 2006 and ending on the Closing Date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations promulgated thereunder.

“Exchange Agent” shall mean Purchaser, or such other agent or agents as may be appointed by Purchaser for purposes hereof.

“Financials” shall have the meaning set forth in Section 2.7.

“FIRPTA Compliance Certificate” shall have the meaning set forth in Section 5.2(u).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall have the meaning set forth in Section 2.6.

“Hazardous Material” shall have the meaning set forth in Section 2.22(a).

“Hazardous Material Activities” shall have the meaning set forth in Section 2.22(b).

“Indemnified Parties” shall have the meaning set forth in Section 6.2.

“Indemnifying Party” shall have the meaning set forth in Section 6.3(f).

“Intellectual Property” shall have the meaning set forth in Section 2.15(a).

“Intellectual Property Rights” shall have the meaning set forth in Section 2.15(a).

“Lease Agreements” shall have the meaning set forth in Section 2.14(b).

“Leased Real Property” shall have the meaning set forth in Section 2.14(a).

“Letter of Transmittal” shall have the meaning set forth in Section 1.8(b).

“Lien” shall mean any lien, claim, charge, pledge, security interest, option or other legal or equitable encumbrance of any sort.

“Losses” shall have the meaning set forth in Section 6.2.

“Material Contracts” shall have the meaning set forth in Section 2.17(b).

“Member Representative” shall mean Tuhin Roy unless another Person is appointed by those Persons holding not less than a majority of the Company Units as of the Closing.

“Member Representation Statement” shall have the meaning set forth in the recitals.

“Members” shall have the meaning set forth in the recitals.

“Merger” shall have the meaning set forth in the recitals hereto.

“Merger Sub” shall have the meaning set forth in the first paragraph.

“New Channel Multiplier” shall mean an integer equal to (x) the lesser of (1) $1,800,000, and (2) the excess of the New Channel Revenue over $400,000, divided by (y) $60,000, rounded down to the nearest whole number; provided, that if the total calendar year 2007 revenue of Purchaser derived from content Owned and Controlled by Purchaser is less than $22,000,000.00, then the New Channel Multiplier shall be 30.

“New Channel Revenue” shall mean (i) revenue received in calendar year 2007, with respect to the content Owned and Controlled by Purchaser or the Company, from those mobile, video and audio Channel Outlets with whom Purchaser does not have any direct or indirect license agreement as of the Closing and which have not resulted in any revenue of Purchaser prior to the Closing; and (ii) the incremental revenue received in calendar year 2007, with respect to the content Owned and Controlled by Purchaser or the Company, from those mobile, video and audio Channel Outlets with whom Purchaser does have a direct or indirect license agreement as of the Closing and with respect to which Purchaser elects, in its sole discretion, after Closing to receive revenue under an agreement with such Channel Outlet negotiated by the Company, to take advantage of better terms or conditions in the agreement negotiated by the Company with such Channel Outlet; provided that New Channel Revenue shall not include any Digital Distribution Revenue (or revenue that would be Digital Distribution Revenue except that the percentage of revenue payable to Purchaser or the Company is deficient for purposes of the definition of Digital Distribution Revenue); provided further that revenue for video content from Google Inc.’s Google Video service or Apple Computer Inc.’s iTunes service shall not constitute New Channel Revenue even if Purchaser has not received revenue from such Channel Outlets prior to Closing; provided further that in the event of the acquisition by Purchaser of all or substantially all of the assets (whether by stock purchase, merger, or purchase of assets or otherwise) of another Person with a digital distribution business similar to or competitive with that of Purchaser or the Company (which, for purposes of clarity, would not include a record company), any revenues attributable to such acquired assets shall not be deemed to constitute New Channel Revenue for purposes hereof. The calculation of New Channel Revenue shall be subject to the provisions of Section 1.8(c)(ii).

“Non-Competition Agreements” shall have the meaning set forth in the recitals hereto.

“Officer’s Certificate” shall have the meaning set forth in Section 6.3(b)(iii).

“Owned and Controlled” shall mean, with respect to content, that the rights to sell such content to consumers, directly or indirectly, by digital or electronic transmission are owned by a Person in perpetuity, or that a Person has a license to sell such content by such means for a term of three (3) years or more.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Proprietary Information Agreement” shall have the meaning set forth in Section 2.15(p).

“PTO” shall have the meaning set forth in Section 2.15(b).

“Purchaser” shall have the meaning set forth in the first paragraph.

“Purchaser Common Stock” shall mean the Common Stock of Purchaser, par value $.01 per share.

“Purchaser SEC Documents” shall have the meaning set forth in Section 3.5.

“Related Agreements” shall mean the Non-Competition Agreements, TR Lock-Up Agreement, RP Lock-UP Agreement, TR Employment Agreement, Warrant Agreement and all other agreements and certificates entered into or executed by or on behalf of the Company and any Member in connection with the transactions contemplated herein.

“Registered Intellectual Property” shall have the meaning set forth in Section 2.15(a).

“Returns” shall have the meaning set forth in Section 2.12(b)(i).

“RP Lock-Up Agreement” shall have the meaning set forth in the recitals hereto.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the applicable rules and regulations promulgated thereunder.

“Short Term Digital Distribution Rights” shall have the meaning set forth in this Section 8.1.

“Spreadsheet” shall have the meaning set forth in Section 5.2(k).

“Standard Form of Agency Agreement” shall have the meaning set forth in Section 2.16.

“Statement of Expenses” shall have the meaning set forth in Section 5.2(j).

“Subsidiary” shall have the meaning set forth in Section 2.3.

“Substantial Member” shall have the meaning set forth in the first paragraph.

“Surviving Entity” shall have the meaning set forth in Section 1.1.

“Taxes” shall have the meaning set forth in Section 2.12(a).

“Tax Proceeding” shall have the meaning set forth in Section 4.6(c).

“Third Party Claim” shall have the meaning set forth in Section 6.3(g).

“Third Party Expenses” shall have the meaning set forth in Section 4.5.

“Threshold Amount” shall have the meaning set forth in Section 6.3(b)(i).

“Total Closing Cash Consideration” shall mean an amount equal to $3,200,000 less the amount of Third Party Expenses incurred by the Company (other than the audit fees of Perry-Smith LLP incurred in contemplation of the Merger), whether on behalf of the Company or the Members, and not paid directly by the Members or for which the Members have reimbursed the Company prior to the Closing, if any.

“Total Closing Stock Consideration” shall mean an aggregate of four hundred twenty thousand (420,000) shares of Purchaser Common Stock, subject to adjustment in the event of any stock split, reverse stock split, stock dividend, or recapitalization with respect to the Purchaser Common Stock following the date hereof, as appropriate.

“Total Earn-Out Cash Consideration” shall mean an amount in cash equal to (x) $15,000 multiplied by the Digital Distribution Multiplier (up to a maximum of $855,000), plus (y) $10,000 multiplied by the New Channel Multiplier (up to a maximum of $300,000).

“Total Earn-Out Stock Consideration” shall mean an aggregate number of shares of Purchaser Common Stock equal to (x) one thousand (1,000) multiplied by the Digital Distribution Multiplier (up to a maximum of fifty seven thousand (57,000) shares of Purchaser Common Stock), plus (y) one thousand (1,000) multiplied by the New Channel Multiplier (up to a maximum of thirty thousand (30,000) shares of Purchaser Common Stock, subject to adjustment in the event of any stock split, reverse stock split, stock dividend, or recapitalization with respect to the Purchaser Common Stock following the date hereof, as appropriate.

“Total Outstanding Company Units” shall mean the aggregate number of Company Units plus the maximum aggregate number of Company Units issuable upon full exercise, exchange or conversion of all options, warrants and any other rights whether vested or unvested convertible into, exercisable for or exchangeable for, Company Units issued and outstanding immediately prior to the Closing, on an as converted to Company Units basis. Notwithstanding the foregoing, Total Outstanding Company Units shall not include any Company Units issuable upon the exercise of options or warrants that are cancelled prior to the Closing to the extent not exercised.

“TR Employment Agreement” shall have the meaning set forth in the recitals hereto.

“TR Lock-Up Agreement” shall have the meaning set forth in the recitals hereto.

“Warrant Agreement” shall have the meaning set forth in Section 1.8(g).

[remainder of page intentionally left blank – signature pages follow]

IN WITNESS WHEREOF, Purchaser, Merger Sub, the Company and the Substantial Members have caused this Agreement to be signed, all as of the date first written above.

PURCHASER:

DIGITAL MUSIC GROUP, INC.

By:	/s/ Mitchell Koulouris
Name: Mitchell Koulouris
Title: President and Chief Executive Officer

MERGER SUB:

LONGTAIL ACQUISITION CORP.

By:	/s/ Mitchell Koulouris
Name: Mitchell Koulouris
Title: President

COMPANY:

DIGITAL RIGHTS AGENCY LLC

By:	/s/ Tuhin Roy
Name: Tuhin Roy
Title: Managing Director

SUBSTANTIAL MEMBERS:

By:	/s/ Tuhin Roy
Name: Tuhin Roy

RAPFOGEL PARTNERS LTD.

By:	/s/ Richard Rapfogel
Name: Richard Rapfogel
Title: General Partner

[Signature Page to Agreement and Plan of Merger]